Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES NEW AFFILIATE AGREEMENTS WITH SPRINT NEXTEL

EDINBURG, VA, (March 15, 2007) – Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) today announced that its PCS subsidiary, Shenandoah Personal Communications Company, a Sprint PCS Affiliate of Sprint Nextel, has signed new agreements with Sprint Nextel. The new agreements resolve all matters between the parties related to Sprint Corporation’s merger with Nextel Communications, and provide a new arrangement whereby Shentel will continue to operate its wireless PCS network as a Sprint PCS Affiliate of Sprint Nextel. The agreements modify many aspects of the existing affiliate relationship, including:

•	Provide a greatly simplified, long-term plan for settling revenues and expenses
•	Upon receipt of any required landlord consents, transfer to Shentel the Nextel stores and employees in Shentel’s PCS service area
•	Allow Shentel to sell iDEN products and services
•	Arrange for Shentel to provide local iDEN customer service
•	Settle all outstanding claims between Sprint Nextel and Shentel

“We are pleased to have reached an agreement that allows Shentel and Sprint Nextel to continue our successful partnership and continue to build long-term value for both companies,” said Christopher E. French, President of Shentel. “The new agreements provide Shentel more certainty

March 15, 2007

News Release

in charting our future, and allow us to continue participation in the important wireless segment of our industry”.

Under the previous agreements, the companies separately settled a multitude of different revenue and expenses items. In lieu of the fees Shentel currently pays for services provided by Sprint Nextel and the settling of revenues and expenses for the use of each other’s networks, the new agreement simplifies the settlement so that Shentel will pay a Net Service Fee equal to a percentage of billed revenue. In addition to the Net Service Fee, Sprint Nextel will continue to retain 8% of billed revenue as compensation for use of its spectrum, brands and national advertising. The Net Service Fee approximates the current net settlements, adjusts pricing for travel, customer care and various customer acquisition costs, and includes an adjustment for Shentel’s providing local iDEN customer service. The agreements outline a long-term process that allows for adjustments in the Net Service Fee up to a cap. Additionally, there are provisions under limited circumstances that provide of payments in excess of the Net Service Fee cap if Shentel customers exceed comparable cost or service benchmarks.

As part of the agreements, upon receipt of any required landlord consents, Sprint Nextel will transfer to Shentel responsibility for thirteen Nextel locations and the corresponding employees located in Virginia and Pennsylvania. The locations will be rebranded as “Sprint Together with NEXTEL”. Shentel will sell Sprint CDMA and Nextel iDEN products and services from its existing and new locations. Shentel will provide local customer support to all iDEN customers located in the Shentel service area. Ownership and operation of the iDEN network will remain the responsibility of Sprint Nextel.

March 15, 2007

News Release

The companies have had ongoing discussions related to the impact of the August 2005 merger of Sprint Corporation and Nextel Communications, Inc. These agreements settle any outstanding or potential claims between Sprint Nextel and Shentel through the effective date of these agreements.

Shentel will provide additional details in its 2006 10-K filing with the Securities and Exchange Commission.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

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              Earle A. MacKenzie

Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company’s 2006 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

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